A special meeting of each fund's shareholders was held on August 14, 2009. The results of votes taken among shareholders on the proposal before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	9,583,779,895.38	94.819
Withheld	523,686,003.43	5.181
TOTAL	10,107,465,898.81	100.000
Albert R. Gamper, Jr.
Affirmative	9,621,757,111.25	95.195
Withheld	485,708,787.56	4.805
TOTAL	10,107,465,898.81	100.000
Abigail P. Johnson
Affirmative	9,594,120,338.40	94.921
Withheld	513,345,560.41	5.079
TOTAL	10,107,465,898.81	100.000
Arthur E. Johnson
Affirmative	9,602,636,903.42	95.005
Withheld	504,828,995.39	4.995
TOTAL	10,107,465,898.81	100.000
Michael E. Kenneally
Affirmative	9,633,484,325.02	95.311
Withheld	473,981,573.79	4.689
TOTAL	10,107,465,898.81	100.000
James H. Keyes
Affirmative	9,624,861,882.96	95.225
Withheld	482,604,015.85	4.775
TOTAL	10,107,465,898.81	100.000
Marie L. Knowles
Affirmative	9,619,833,803.55	95.176
Withheld	487,632,095.26	4.824
TOTAL	10,107,465,898.81	100.000
	# of Votes	% of Votes
Kenneth L. Wolfe
Affirmative	9,594,952,614.12	94.929
Withheld	512,513,284.69	5.071
TOTAL	10,107,465,898.81	100.000

A Denotes trust-wide proposal and voting results.